UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Community Bancorp Inc.

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PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner President and Chief Executive Officer 120 Wilshire Blvd. Santa Monica, California 90401	Victor R. Santoro Executive Vice President and Chief Financial Officer 120 Wilshire Blvd. Santa Monica, California 90401
Phone:	310-458-1521 x271	310-458-1521 x288
Fax:	310-451-4555	310-451-4555

FOR IMMEDIATE RELEASE	AUGUST 8, 2006

FIRST COMMUNITY BANCORP ANNOUNCES PLANS TO CONSOLIDATE

SUBSIDIARIES INTO SINGLE BANK

— First National Bank and Pacific Western National Bank to Become

Pacific Western Bank —

— Pacific Western Bank to Become California State-Chartered Bank —

— Pacific Western to be Headquartered in San Diego, CA —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) announced today that it is implementing a plan of consolidation and conversion to merge its two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank, into a single entity to be named Pacific Western Bank. As part of the plan of consolidation, Pacific Western National Bank filed an application with the California Department of Financial Institutions on August 7, 2006 to convert from a national banking charter to a state-chartered bank under the name of Pacific Western Bank. Pacific Western also filed a notice with Federal Reserve Bank of San Francisco to withdraw from membership in the Federal Reserve System and become a “nonmember” bank at the time of its conversion.

Under the plan of consolidation and conversion, it is anticipated that immediately following the completion of First Community’s previously announced acquisition of Community Bancorp and the merger of Community National Bank into First National Bank, First National Bank will merge into Pacific Western Bank. In connection therewith, Pacific Western and First National filed an application with the Federal Deposit Insurance Corporation and the California Department of Financial Institutions to approve the merger of First National Bank into Pacific Western Bank, following Pacific Western’s conversion to a state-chartered bank and the completion of the merger with Community National Bank.

Matt Wagner, President and CEO of First Community Bancorp, stated, “Our plan of consolidation and conversion is designed to enhance opportunities for our customers, and to maximize the franchise value we have created with our subsidiaries across Southern California. In consolidating First National into Pacific Western after completion of the Community Bancorp acquisition, the new Pacific Western Bank will have a substantial presence in the vibrant markets of Southern California, with a footprint of nearly 70 branches throughout Los Angeles, Orange, Riverside, San Bernardino and San Diego Counties. As a single bank, with more locations and higher lending limits, we will enhance our position as the community bank of choice for small and medium-sized businesses throughout Southern California.”

Mr. Wagner continued, “We decided to convert to a state-chartered bank based on our belief that as a community bank, the state banking system is better positioned to address the needs of community banks, now and in the future. Additionally, as a state-chartered bank we expect to reduce expenses associated with regulatory examinations.”

Management Structure to Change

First Community also announced that following completion of the conversion of Pacific Western Bank and the merger of First National into Pacific Western Bank, Michael J. Perdue, President and CEO of Community Bancorp, will become President of First Community Bancorp. Matt Wagner, President and CEO of First Community, will remain chief executive. Additionally, Mr. Wagner will be named Chairman and CEO of Pacific Western Bank and Mr. Perdue will become President of Pacific Western and join its board of directors. Robert M. Borgman, President and CEO of First National Bank, will also join the board of Pacific Western Bank after the merger with First National is completed.

Mike Perdue commented, “The new consolidated Pacific Western Bank will be one of the premier community banking franchises in California. Customers will have access to an even larger branch system and further increased lending capacity than they would have had under the merger of First National and Community National Bank alone. Pacific Western Bank will be the largest bank based in San Diego and will continue to provide all of the banking products and great service customers have come to expect from First National Bank and Community National Bank.”

Further Strengthening Ties with San Diego

As part of the plan of consolidation and conversion, both First Community and Pacific Western Bank will move their headquarters to 401 West “A” Street in San Diego, California, and Mike Perdue, as President of Pacific Western, will be headquartered in San Diego. Commented Mr. Wagner, “San Diego County is where we began and has always been the location of First Community’s headquarters. By moving both the headquarters of the new Pacific Western Bank and the holding company to downtown San Diego itself, we are making the strongest possible statement that we are a San Diego bank. We are proud to be in San Diego and look forward to supporting its business community with the services a bank with $5.5 billion in assets has to offer.”

Timing for Conversion of Pacific Western and Merger of First National into Pacific Western

The application for the conversion of Pacific Western to a state-chartered nonmember bank is subject to state and federal regulatory approval. First Community currently expects to receive approval for Pacific Western to convert to a state-chartered nonmember bank, and complete the conversion of Pacific Western into a state-chartered nonmember bank, in the fourth quarter of 2006. The merger of First National Bank into state-chartered Pacific Western Bank is scheduled

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to occur immediately following the completion of First Community’s acquisition of Community Bancorp, which is currently scheduled to be completed in the fourth quarter of 2006. Under First Community’s plan of consolidation and conversion, the consummation of the Community Bancorp acquisition would follow the receipt of regulatory approval and expiration of any waiting periods for the merger of First National Bank into Pacific Western Bank. Immediately following the merger of Community National Bank into First National Bank, First National would then merge into Pacific Western. As a result, Community National Bank customers would only need to undergo a single bank conversion and would become Pacific Western Bank customers upon completion of the conversion. In July 2006, First Community received the approval of the Office of the Comptroller of the Currency to merge Community National Bank into First National Bank.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $4.6 billion in assets as of June 30, 2006, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank. Through the banks’ 57 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western has 43 branches located in Los Angeles, Orange, Riverside and San Bernardino Counties, and in San Francisco, California and First National Bank has 14 branches across San Diego County. Through its subsidiary First Community Financial, First National provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that requested regulatory approvals will not be received, or will be received on conditions or on timeframes other than as expected; personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital

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requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC. The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821. Attention: Investor Relations. Telephone 714-671-6800.

This press release does not constitute an offer to sell securities or a solicitation of an offer to buy and does not constitute solicitation material in respect of the proposed acquisition of Community Bancorp. In connection with the proposed Community Bancorp transaction, First Community has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes a proxy statement-prospectus to be mailed to stockholders of Community Bancorp and First Community and other relevant documents in connection with the proposed transaction. Shareholders of Community Bancorp and First Community are urged to read the proxy statement-prospectus and any other relevant documents filed with the SEC because they will contain important information about First Community, Community Bancorp and the proposed Community Bancorp transaction. The final proxy statement-prospectus will be mailed to shareholders of Community Bancorp and First Community.

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